Neuropathix, Inc. Signs Binding Letter of Intent to Acquire Anticonvulsant – Neuroprotective Intellectual Property

DOYLESTOWN, PA – Nov. 19, 2020 – Neuropathix, Inc. (OTCQB: NPTX), formerly Kannalife, Inc. (the “Company” or "Neuropathix"), a socially responsible pain management life sciences company, announced today it has entered into a binding letter of intent to acquire a suite of sulfamide-containing neuroprotective compounds containing substructures known to produce anticonvulsant activity, as a means to provide both neuroprotection and anticonvulsant activity in the same drug candidate. The binding letter of intent is between Neuropathix, Inc., Fox Chase Chemical Diversity Center, Inc. and Advanced Neural Dynamics, Inc. (AND). The transaction is scheduled to close in two installments commencing on or before November 30, 2020, and January 5, 2021.

“We have been evaluating this patented technology for two years and could not be more excited about expanding our IP estate with the addition of these compounds. The discovery of this technology took place at the Pennsylvania Biotechnology Center in Doylestown, PA, a place we also call home. So on that note we’re happy to have the opportunity to continue to forge a path working together with Fox Chase and AND to advance the technology into the clinic. Several years ago, these compounds were validated for their potential to treat refractory epilepsy in a successfully completed NIH Phase 1 SBIR Study grant. We have always found the area of refractory epilepsy to be of significance as evidenced by GW Pharmaceuticals’ leading drug Epidiolex®. Having evaluated CBD for consideration in a future generic application to compete with Epidiolex® and now, this extraordinary technology from Fox Chase and AND, it’s clear that there is room for competition with these novel sulfamide-containing neuroprotective compounds,” said Dean Petkanas, CEO of Neuropathix.

Neuropathix is a well-known pioneer in cannabinoid-like therapeutics. The Company has been consistently covered by global news over the last decade. Additionally, its scientific findings have been published in several highly respected peer reviewed journals such as the American Chemical Society Medicinal Chemistry Letters and the Journal of Molecular Neuroscience.

This Company’s spotlight on potent, non-opioid alternatives for the treatment of neuropathic pain can be seen in its phase 1 NIH study grant completed in late 2019. That preclinical study confirmed the ability of KLS-13019 to prevent and reverse neuropathic pain in animal models and stands as a strong candidate as a potential treatment for neuropathic pain and the reduction of the use of opioids.

About Neuropathix

Neuropathix, Inc., formerly Kannalife, Inc. ("Neuropathix"), is a socially responsible pain management life sciences company focused on the development of proprietary and patented novel, monotherapeutic molecules for patients suffering from neurodegenerative and oxidative stress related diseases. The Company's leading drug candidate KLS-13019, a non-opioid solution for chronic and neuropathic pain, has shown promise in pre-clinical studies to prevent and reverse neuropathic pain in the model to treat chemotherapy-induced peripheral neuropathy (CIPN). In addition to CIPN studies, the Company's early research also focused on neuroprotection in the model for overt hepatic encephalopathy (OHE), a neurotoxic brain-liver disorder caused by excessive concentrations of ammonia and ethanol in the brain.

Since 2010, Neuropathix has discovered, developed and patented a global intellectual property estate of novel new therapeutic agents designed to prevent and reverse neuropathic pain, reduce oxidative stress, and act as anti-inflammatory neuroprotectants.

Neuropathix was the only company to hold an exclusive license with National Institutes of Health - Office of Technology Transfer ("NIH-OTT") for the Commercialization of U.S. Patent #6630507, "Cannabinoids as Antioxidants and Neuroprotectants" (the "'507 Patent").

Atopidine™ is Neuropathix novel, patented small molecule that has been shown to have protective and anti-inflammatory properties in pre-clinical testing. The same studies show that it has also outperformed cannabidiol (CBD) in preventing inflammatory responses relevant to UVB-radiation, including cytokines, TNF-a, IL-1b, and IL-6.

KLS-13019 is Neuropathix leading patented, investigational, novel, monotherapeutic product for the potential treatment of a range of neurodegenerative and neuropathic pain disorders, beginning with chemotherapy-induced peripheral neuropathy (CIPN). Neither KLS-13019 or Atopidine™ have been reviewed or approved for patient use by the U.S. Food and Drug Administration (FDA) or any other healthcare authority in the world. Their safety and efficacy have not been confirmed by FDA-approved research.

The Company's KLS Family of proprietary molecules focuses on treating oxidative stress-related diseases such as overt hepatic encephalopathy (OHE), chronic pain from neuropathies like CIPN, and neurodegenerative diseases like chronic traumatic encephalopathy (CTE), and mild traumatic brain injury (mTBI). Neuropathix conducts its research and development efforts at the Pennsylvania Biotechnology Center of Bucks County in Doylestown, PA.

For more information about Neuropathix, visit www.neuropathix.com and the Company’s Twitter page at @neuropathix.

Forward-Looking Statements

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This press release contains statements about expected future events, the ability to consummate the transaction with Fox and AND, the ability to successfully integrate Fox and AND into the Company, the Company’s business plan, plan of operations, the viability of the Company’s and/or Fox and AND’s drug candidates, and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements, by definition, involve risks and uncertainties. The Company does not sell or distribute any products that are in violation of the United States Controlled Substances Act.

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